Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-218682 and 333-265225 on Form S-8 of our report dated June 29, 2023, relating to the financial statements and supplemental schedule of Viad Corp Capital Accumulation Plan appearing in this Annual Report on Form 11-K of the Viad Corp Capital Accumulation Plan for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Tempe, Arizona

June 29, 2023